Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports First Quarter 2005

Financial Results and Provides Clinical Update

Cambridge, MA, April 26, 2005 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the three months ended March 31, 2005.

“We continue to achieve the objectives that we set for 2005,” said Joshua Boger, Ph.D., Chairman and CEO of Vertex Pharmaceuticals.  “In the first quarter, we made significant progress in advancing our proprietary hepatitis C programs, including the hepatitis C virus (HCV) protease inhibitor, VX-950.  We also advanced certain collaborative programs such as our program targeting the Aurora kinase inhibitor, VX-680, now in its first cancer study with Merck.  The progression in our pipeline positions Vertex to continue to build value in product development in 2005.”

For the quarter ending March 31, 2005, the Company’s net loss on a GAAP basis was $44.7 million, or $0.56 per share, compared to a net loss of $40.4 million, or $0.52 per share, for the quarter ending March 31, 2004.

Excluding restructuring and other charges, the loss for the quarter ending March 31, 2005 was $42.8 million or $0.54 per share, compared to a loss of $36.2 million, or $0.46 per share, for the quarter ending March 31, 2004.  The increased loss was primarily due to an increase of $15.8 million in research and development expenses, including an increase of $12.2 million relating to clinical trials of Vertex’s HCV and inflammation drug candidates.  The increase in R&D expense was mainly offset by an increase of $11.1 million in revenue.

Total revenues for the quarter ending March 31, 2005 increased to $28.6 million from $17.5 million in 2004, primarily due to the contribution of collaborative R&D revenue from three agreements signed in mid-2004, and an increase in HIV product royalties.  Research and

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development expenses for the quarter ending March 31, 2005 were $57.4 million, compared to $41.7 million for the first quarter of 2004.

Sales, general and administrative expenses for the quarter ending March 31, 2005 were $9.6 million, compared to $9.7 million for the first quarter of 2004.

Other interest expense, net, for the quarter ending March 31, 2005 was $2.3 million, compared to other interest expense, net, of $1.4 million for the first quarter of 2004.

At March 31, 2005, Vertex had approximately $334.3 million in cash, cash equivalents and available for sale securities, $82.6 million in convertible debt due September 2007 and $232.4 million in convertible debt due February 2011.

First Quarter 2005 and Recent Company Highlights

•                  Vertex announced today that patient dosing in the Phase Ib study with VX-950 has been completed.  The Company expects the first analysis of the on-treatment data, including the preliminary analysis of safety and antiviral activity of VX-950 in HCV patients, will be completed in the next few weeks, followed by a presentation of preliminary data at a medical conference on May 17, 2005.  In addition, Vertex reported that no patient discontinued VX-950 treatment during the study, and that there have been no reports of serious adverse events.

•                  Vertex initiated a 28-day clinical virology study with merimepodib (MMPD) and ribavirin, two oral compounds, in HCV patients.

•                  Vertex and Merck began a Phase I clinical study for VX-680, a small molecule inhibitor of Aurora kinases, in patients with solid tumors.

•                  Vertex licensed VX-944 to Avalon Pharmaceuticals.  Under the terms of the agreement, Vertex will receive up to $73 million in up-front license fees and milestone payments based on the successful development and commercialization of VX-944 in oncology.  Avalon will hold exclusive rights to VX-944.

•                  Vertex received notice from Sanofi-Aventis that it is terminating its agreement covering the development of pralnacasan, an ICE inhibitor for inflammation.  Upon termination, worldwide rights to pralnacasan will revert to Vertex.

•                  Vertex announced that Victor Hartmann, M.D., joined the Company as Executive Vice President, Strategic and Corporate Development.  Dr. Hartmann joined Vertex from Novartis Pharma AG.

•                  The United States District Court for the District of Massachusetts entered judgment in favor of Vertex in a purported class action lawsuit, and no appeal was taken by the plaintiff within the requisite appeal period.

Outlook

“In the second quarter, we anticipate important clinical newsflow and progress from our HCV programs,” stated Dr. Boger.  “For our HCV protease inhibitor VX-950, we plan to report preliminary data from a Phase Ib clinical study in HCV patients at a medical conference in May.  For merimepodib (MMPD), we expect to complete enrollment of the METRO study with MMPD in combination with the standard of care, and to make significant progress enrolling and conducting our 28-day clinical virology study with MMPD in combination with ribavirin.  In addition to these events in HCV, we are committed to making demonstrable advances in other areas of our pipeline while continuing our efforts to sign new collaborations and select new drug candidates.”

2005 Product Candidate Objectives

HCV

•                  File an Investigational New Drug (IND) application to support Phase II development of VX-950 in the U.S.

•                  Define the registration path for MMPD

•                  Complete a 28-day clinical virology study of oral compounds MMPD and ribavirin in HCV patients

•                  Initiate a Phase II triple combination study of MMPD in treatment-naïve patients

Oral Anti-Cytokines

•                  Initiate a three-month, 200+ patient Phase II study of the oral p38 MAP kinase inhibitor VX-702 in rheumatoid arthritis in mid-2005, and complete enrollment by year-end 2005

•                  Complete a four-week, Phase IIa safety and pharmacokinetic study of VX-765 in psoriasis

Cancer

•                  Complete initial Phase I clinical study of novel Aurora kinase inhibitor VX-680 in solid tumor cancers with Merck, and initiate additional clinical studies

•                  Conduct preclinical program for the novel Flt-3/c-kit inhibitor VX-322 with Novartis

Drug Discovery

•                  Advance two or more new drug candidates from drug discovery into preclinical development

Full Year 2005 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.  Vertex today reiterated its 2005 financial guidance that was provided in its February 9, 2005 press release and in its Form 10-K filed with the Securities and Exchange Commission (SEC) on March 16, 2005.  The Company expects that full year 2005 loss, before charges and gains, will be in the range of $125 million to $135 million.  Vertex anticipates a loss, before charges and gains, for the second quarter in the range of $42 million to $45 million.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  In particular, Vertex provides its first quarter 2005 loss, and guidance for a second quarter and full year 2005 loss, excluding any charges or gains, all of which are non-GAAP financial measures.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the HIV protease inhibitor, Lexiva® and Telzir®, with GlaxoSmithKline.

Lexiva and Telzir are registered trademarks of the GlaxoSmithKline group of companies.

This press release may contain forward-looking statements, including statements that (i) progression in our pipeline positions Vertex to continue to build value in product development in 2005; (ii) Vertex expects to make significant advancements in its HCV programs in the second quarter; (iii) Vertex will report preliminary data from a Phase Ib clinical study of VX-950 in May, and expects to file an IND to support Phase II development; (iv) Vertex expects to complete enrollment of the METRO study and make significant progress enrolling and conducting a 28-day clinical virology study with MMPD in combination with ribavirin; (v) Vertex is committed to making demonstrable advances in other areas of its pipeline and to continuing its efforts to sign new collaborations and select new drug candidates; (vi) Vertex expects Merck to initiate additional clinical studies of VX-680; (vii) Vertex will define the registration path forward for merimepodib in 2005; (viii) Vertex will enter into new collaborations and advance additional new preclinical drug candidates from its research programs; (ix) the Company’s Q2 loss will be within the ranges set forth above, and its projected 2005 annual loss, revenue, R&D expense, SG&A expense and cash position will be within the ranges set forth above (as to the annual loss) and in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.  While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal and external drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that Vertex will be unable to realize one or more of its financial objectives for 2005 as set forth above, due to any number of financial, technical or collaboration considerations, that unexpected costs associated with one of our programs will necessitate a reduction in our investment in other programs, that future competitive or other market factors may adversely impact the commercial potential for our product candidates in HCV and inflammation; that our drug discovery efforts will not ultimately result in commercial products due to scientific, medical or technical developments, that we will be unable to enter into new collaborative relationships to support our research and development programs on acceptable terms, or at all, that the key estimates and assumptions underlying our restructuring and other expense charge will turn out to be incorrect or not reflective of changing market conditions in the future, and other risks listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Vertex Pharmaceuticals Incorporated

2005 First Quarter Results
Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Royalties	$6,153	$2,582
Collaborative and other R&D revenues	22,453	14,931

Total revenuesTotal revenues	$28,606	$17,513

Costs and expenses:
Royalty payments	2,030	846
Research and development	57,435	41,675
Sales, general & administrative	9,627	9,722
	69,092	52,243

Other interest expense, net	2,320	1,437

Loss excluding charge for retirement of 2007 convertible notes and restructuring and other expense	$(42,806)	$(36,167)

Basic and diluted loss per common share excluding charge for retirement of 2007 convertible notes and restructuring and other expense	$(0.54)	$(0.46)

Charge for retirement of 2007 convertible notes (Note 1)	—	(2,453)

Restructuring and other expense (Note 2)	(1,914)	(1,818)

Net loss	$(44,720)	$(40,438)

Basic and diluted net loss per common share	$(0.56)	$(0.52)

Basic and diluted weighted average number of common shares outstanding	79,428	78,094

Note 1:  In February 2004, the Company exchanged approximately $153.1 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $153.1 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011.  This transaction resulted in a charge of approximately $2.5 million relating to the write-off of the remaining unamortized issuance charges for the $153.1 million of the 2007 5% convertibles notes, which were retired.

Note 2:  For the three months ended March 31, 2005 and 2004, the Company incurred restructuring and other expense charges.  The charge for the three months ending March 31, 2005 and 2004 was $1.9 million and $1.8 million, respectively, and is primarily the result of the imputed interest charge related to the restructuring liability.  The expense and related liability has been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and is reviewed quarterly for changes in circumstances.

Vertex Pharmaceuticals Incorporated

2005 First Quarter Results

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Cash, cash equivalents and available for sale securities	$334,332	$392,320
Other current assets	15,697	14,392
Property, plant and equipment, net	60,700	64,225
Restricted cash	49,007	49,847
Other noncurrent assets	24,493	24,669
Total assets	$484,229	$545,453

Liabilities and Equity
Other current liabilities	$44,973	$50,161
Accrued restructuring and other expense	52,305	55,843
Deferred revenue	57,470	66,086
Collaborator development loan (due 2008)	19,997	19,997
Other long term obligations	2,975	2,925
Convertible notes (due 2007)	82,552	82,552
Convertible notes (due 2011)	232,448	232,448
Other Stockholders’ Equity	822,396	821,608
Accumulated Deficit	(830,887)	(786,167)
Total liabilities and equity	$484,229	$545,453

Conference Call and Webcast:  First Quarter 2005 Financial Results:

Vertex Pharmaceuticals will host a conference call today, April 26, 2005 at 5:00 p.m. EDT to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2394 (International).

The call will be available for replay via telephone commencing April 26, 2005 at 8:00 p.m. EDT running through 5:00 p.m. EDT on May 3, 2005.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 5278948.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on May 10, 2005.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Communications and Financial Planning, (617) 444-6614 Michael Partridge, Director, Corporate Communications, (617) 444-6108 Lora Pike, Manager, Investor Relations, (617) 444-6755